Registration No. 333-

As filed with the Securities and Exchange Commission on November 3, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIGGS & STRATTON CORPORATION

(Exact name of registrant as specified in its charter)

WISCONSIN	39-0182330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12301 West Wirth Street Wauwatosa, Wisconsin	53222
(Address of Principal Executive Offices)	(Zip Code)

BRIGGS & STRATTON CORPORATION 2017 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

KATHRYN M. BUONO Vice President, General Counsel and Corporate Secretary Briggs & Stratton Corporation 12301 West Wirth Street Wauwatosa, Wisconsin 53222	Copy to: RYAN P. MORRISON Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 259-5333

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,700,000 shares	$24.80 (2)	$116,560,000.00 (2)	$14,511.72

(1)	Represents 4,700,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Briggs & Stratton Corporation (the “Registrant”), which were reserved for issuance under the Registrant’s 2017 Omnibus Incentive Plan (the “Plan”). The Plan also provides for the possible adjustment of the number and class of shares that may be delivered under the Plan, and in the number, class and/or price of shares subject to outstanding awards, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 4,700,000 shares, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment. Common Stock currently available, or that may become available, for issuance under the Registrant’s 2014 Omnibus Incentive Plan (formerly known as the Incentive Compensation Plan) (the “Prior Plan”) and registered on Form S-8 with the Securities and Exchange Commission on March 23, 2005, July 16, 2010, and October 17, 2014 on Form S-8 (Registration Nos. 333-123512, 333-168157 and 333-199431, respectively) (the “Prior Registration Statements”) may also be eligible for issuance under the Plan. Such shares of Common Stock are being made available for future issuance under the Plan pursuant to a contemporaneously filed post-effective amendment to the Prior Registration Statements.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant’s common stock on the New York Stock Exchange on October 30, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant (Commission File No. 1-1370) with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 2, 2017;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2017;

•	The Registrant’s Current Report on Form 8-K dated October 25, 2017, and filed on October 31, 2017; and

•	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B, dated October 12, 1992, and filed with the Commission on October 14, 1992; and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal benefit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, under the Wisconsin Business Corporation Law, directors of the

Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

The indemnification provided by the Wisconsin Business Corporation Law is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

Article VIII of the Bylaws of the Registrant provides for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

The Registrant has purchased insurance as permitted by Wisconsin law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description	Incorporated Herein by Reference To	Filed Herewith

4.1	Articles of Incorporation, as amended effective October 29, 2004	Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2004

4.2	Bylaws, as amended to April 21, 2016	Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 3, 2016

4.3	Briggs & Stratton Corporation 2017 Omnibus Incentive Plan	Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on September 8, 2017

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5

24	Power of Attorney		Contained in Signatures page toRegistration Statement on Form S-8

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

….

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

....

(h)     Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 3, 2017.

BRIGGS & STRATTON CORPORATION

By:	/s/ Mark A. Schwertfeger
Mark A. Schwertfeger
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd J. Teske, Mark A. Schwertfeger and Kathryn M. Buono, or any of them, with full power of substitution and resubstitution, as his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title
/s/ Todd J. Teske Todd J. Teske	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Mark A. Schwertfeger Mark A. Schwertfeger	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey R. Hennion Jeffrey R. Hennion	Director

/s/ James E. Humphrey James E. Humphrey	Director

/s/ Frank M. Jaehnert Frank M. Jaehnert	Director

/s/ Patricia L. Kampling Patricia L. Kampling	Director

/s/ Keith R. McLoughlin Keith R. McLoughlin	Director

/s/ Henrik C. Slipsager Henrik C. Slipsager	Director

/s/ Charles I. Story Charles I. Story	Director

/s/ Brian C. Walker Brian C. Walker	Director

*	Each of the signatures is affixed as of November 3, 2017.